Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated July 15, 2016 relating to the combined statements of revenue and certain operating expenses of the Village at Baldwin Park which appears in Preferred Apartment Communities, Inc.’s Current Report on Form 8-K dated July 15, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
March 22, 2019